SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 16, 2003

Rockwell Collins, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa		52498
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (319) 295-1000

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.                                                           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                                  Exhibits.

99.1                           Press release of Registrant dated April 16, 2003.

Item 9.                                                           Regulation FD Disclosure.  Information is being provided under Item 12.

Registrant’s press release dated April 16, 2003, regarding Rockwell Collins second quarter results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.  This press release presents certain free cash flow information.  We define free cash flow, an internal performance measure, as cash provided by operating activities and dispositions of property, reduced by capital expenditures.

Free cash flow measures the amount of cash generated by the day-to-day operations of our business that is available for discretionary outlays on such items as strategic investments, repayment of debt, dividends, or share repurchases.  It is similar to cash provided by operating activities, a measure prescribed by Generally Accepted Accounting Principles (GAAP), except that free cash flow is further reduced by net cash used for capital expenditures.  We believe free cash flow provides useful information to investors regarding the financial performance of the company because it recognizes that most of our capital expenditures are not discretionary investments, but expenditures required to maintain the operations of our company.  In addition, we believe the investment community frequently uses free cash flow as a measure of a company’s financial performance.  Consistent with our desire to compensate employees for performance and to align employees’ interests with those of our shareowners, a management and employee long-term incentive compensation program has been designed to motivate the workforce to generate free cash flow. Free cash flow should be considered along with, and not in lieu of, other applicable GAAP measures, including cash provided by operating activities.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President, General Counsel and Secretary

Dated: April 16, 2003

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Registrant dated April 16, 2003.